Colfax Corporation 8-K

Exhibit 10.3

Colfax Corporation
2020 Omnibus Incentive Plan

Form of Non-Qualified Stock Option Agreement

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.001 par value, (the “Stock”) to the optionee named below. The terms and conditions of the option are set forth in this cover sheet to the Non-Qualified Stock Option Agreement, in the attached Non-Qualified Stock Option Agreement (together with the cover sheet, the “Agreement”), and in the Company’s 2020 Omnibus Incentive Plan (the “Plan”).

Grant Date:	Grant Date

Name of Optionee:	Participant Name

Optionee Employee ID:	Employee ID

Number of Shares Covered by Option:	Quantity Granted

Option Price per Share:	$Grant Price

Vesting Start Date:	Grant Date

Vesting Schedule:	Vesting Schedule (Dates & Quantities)

By accepting this Award in the manner established by the Company, you agree to all of the terms and conditions described in this Agreement and in the Plan. You acknowledge that (a) you have received a copy of the Plan and this Agreement and have read and understand the terms and conditions of the Plan and this Agreement, (b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants, (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company, (d) your participation is voluntary, (e) the Award is not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Award is an extraordinary item which is outside the scope of your employment agreement, if any, (f) in the event that you are an employee of an Affiliate of the Company, the Award will not be interpreted to form an employment agreement or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment agreement with the Affiliate that is your employer, (g) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award and you irrevocably release the Company and its Affiliates from any such claim that may arise, and (h) in the event of involuntary termination of your employment, your right to receive the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.  You agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This is not a stock certificate or a negotiable instrument.

NQSO OFFICER WITH RETIREMENT	P a g e 1 | 5

Colfax Corporation
2020 Omnibus Incentive Plan

Form of Non-Qualified Stock Option Agreement

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares of Stock not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to one-third (1/3) of the total number of shares covered by this option, as shown on the cover sheet, on each of the first three annual anniversaries of the Vesting Start Date, provided you then continue in Service. The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

Except as provided in this Agreement, no additional shares of Stock will vest after your Service has terminated for any reason.

Term

Your option will expire in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason other than death, Disability, Retirement (as defined below) or for Cause, (a “Regular Termination”) your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause

If your Service is terminated for Cause, you shall immediately forfeit all rights to any unvested portion of the option. Any vested portion of the option shall be exercisable for ninety (90) days following the termination date.

Death

If your Service terminates because of your death, your option will immediately become 100% vested and will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve-month period, your estate or heirs may exercise your option after providing proof to the Company that it is entitled to do so.

In addition, if you die during the 90-day period described in connection with a Regular Termination, and a vested portion of your option has not yet been exercised as of the date of death, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option after providing proof to the Company that it is entitled to do so.

Disability

If your Service terminates because of your Disability, your option will immediately become 100% vested and will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Retirement

If your Service terminates due to Retirement (as defined below) on or after the first (1st) anniversary of the Grant Date, then your option will continue to vest following your termination of Service in accordance with the original vesting schedule as if your Service had not terminated. For the avoidance of doubt, if your Service terminates prior to the first (1st) anniversary of the Grant Date, then your option will be subject to treatment upon a Regular Termination rather than treatment upon Retirement. “Retirement” means your termination of Service when your age and years of Service sum to at least sixty-five (65); provided you have reached age fifty-five (55) and have at least five (5) years of Service. For purposes of this definition of Retirement, “Service” shall be limited to service with Colfax Corporation, and shall not include any service with a different or predecessor employer.

NQSO OFFICER WITH RETIREMENT	P a g e 2 | 5

Colfax Corporation
2020 Omnibus Incentive Plan

Form of Non-Qualified Stock Option Agreement

Clawback

You hereby acknowledge and agree, as an officer, that this Award is subject to the terms and conditions of the Colfax Corporation Clawback Policy as in effect from time to time (including potential recoupment thereunder), a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into this Agreement.

Manner of Exercise	When you wish to exercise this option, in whole or in part after vesting, you must notify the Company as set forth in the Plan.

When you submit your notice of exercise, you must include payment of the Option Price for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

●     Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

●      Shares of Stock which have already been owned by you, including but not limited to shares which would otherwise be delivered on settlement of the option subject to this Agreement, and which are surrendered to the Company. The value of the shares of Stock, determined as of the effective date of the option exercise, will be applied to the Option Price.

●      By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes (if approved in advance by the Committee if you are either an executive officer or a director of the Company).

Withholding Taxes

You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Change in Control	Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs, this option will immediately become 100% vested.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

In connection with any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option purporting to arise under such an agreement.

Retention Rights

Neither your option nor this Agreement give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

NQSO OFFICER WITH RETIREMENT	P a g e 3 | 5

Colfax Corporation
2020 Omnibus Incentive Plan

Form of Non-Qualified Stock Option Agreement

Forfeiture of Rights

Although vested within the meaning of Section 83 of the Internal Revenue Code since no substantial risk of forfeiture exists once the option become exercisable according to the vesting schedule above, the option will not be earned until the you have fulfilled all of the conditions precedent set forth in this Agreement, including, but not limited to, the obligations set forth in “Forfeiture of Rights” section, and you shall have no right to retain the shares or the value thereof upon vesting or exercise of the option until all conditions precedent have been satisfied. If (i) while employed by the Company you should take actions in competition with the Company or (ii) while employed by the Company or during the twelve (12) month period immediately following your termination of employment with the Company you should take actions to, directly or indirectly, solicit or persuade, or attempt to solicit or persuade, any employee or independent contractor of Company or its Affiliates at the time of such contact to terminate or modify his or her employment or service relationship, whether or not pursuant to a written agreement, with the Company and its Affiliates, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding option, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of the option or (B) a forfeiture of any Stock acquired by you upon the exercise of the option (but the Company will pay you the Option Price without interest).

Unless otherwise specified in an employment or other agreement between the Company and you (including the Company’s Code of Ethics), you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company. YOU UNDERSTAND THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED BUT PROVIDES FOR THE CANCELLATION OF THE UNEXERCISED PORTION OF THE OPTION AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF SHARES ISSUED UPON AN EXERCISE OF THE OPTION IF YOU SHOULD CHOOSE TO VIOLATE THIS PROVISION. Notwithstanding anything herein to the contrary, in the event you primarily live and work for the Company in California, so long as you primarily reside in and are subject to the law of California, the restrictions on your post-employment conduct contained in this “Forfeiture of Rights” section – the noncompete, customer nonsolicit, and employee nonsolicit provisions shall not be applicable to you. Nothing in this Agreement shall be construed to create a restriction or forfeiture, or a comparable obligation that would be prohibited under applicable California law.

Adjustments	The shares of Stock covered by this option may be adjusted or terminated in any manner contemplated by Section 17 of the Plan.

Amendment

The Committee has the right to amend, alter, suspend, discontinue or cancel this option, prospectively or retroactively; provided that no such amendment shall adversely affect your material rights under this Agreement without your consent.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

NQSO OFFICER WITH RETIREMENT	P a g e 4 | 5

Colfax Corporation
2020 Omnibus Incentive Plan

Form of Non-Qualified Stock Option Agreement

The Plan

Unless otherwise specified in an employment or other agreement between the Company and you, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy

In order to administer the Plan, the Company and its Affiliates may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your name, telephone number, home address and business addresses and other contact information, date of birth, social insurance number or other identification number, nationality, job title, any common stock or directorships held in the Company, details of the Award or any other entitlement to cash awarded, payroll information (including salary) and any other information that might be deemed appropriate by the Company and the Committee to facilitate the implementation, administration and management of the Plan and the Award (the “Data”).

By accepting this Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Award and the Plan. You also give explicit consent to the Company and its Affiliates to transfer any such Data inside and outside the country in which you work or are employed, including, with respect to non-U.S. resident optionees, to the United States, to transferees who shall include the Company, the Committee and other persons who are designated by the Company to administer, implement and manage the Award and the Plan. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients of the Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Award and the Plan. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Award and the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Award. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Consent to Electronic Delivery

The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver all communications regarding the Plan and this award (including, but not limited to, the Plan prospectus and the Company’s annual report) to you in an electronic format or through an online or electronic system established by the Company or a third party designated by the Company. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Corporate Human Resources to request paper copies of these documents.

By accepting this Award in the manner established by the Company, you agree to all of the terms and conditions described above and in the Plan.

NQSO OFFICER WITH RETIREMENT	P a g e 5 | 5